Exhibit (a)(5)(xvii)

Extreme Networks Completes Acquisition of Aerohive Networks

Enterprise networking leader announces acceptance of Aerohive Networks shares tendered

Combined company forms Enterprise Cloud Networking Leader, bringing cloud management excellence to extensive edge-to-cloud, wired and wireless solutions portfolio

Extreme pushes networking into new era, making infrastructure smarter, more autonomous, and the driver of business value as customers accelerate their digital transformation efforts

SAN JOSE, Calif, August 9, 2019 — Extreme Networks, Inc. (“Extreme”; Nasdaq: EXTR), a software-driven networking company, announced today that it has completed its acquisition of Aerohive Networks, (NYSE: HIVE), a pioneer in cloud-managed networking, bringing together the world’s #2 leader in cloud managed wireless LAN services¹ with the #3 provider of enterprise networking equipment. With Aerohive, Extreme will offer customers and partners more choices for cloud and on-premises wired and wireless technology, including the industry’s broadest array of wireless LAN solutions at a critical technology transition to Wi-Fi 6 – all from a single vendor and backed by its award-winning, insourced services and support team.

The acquisition of Aerohive adds critical cloud management and edge capabilities to Extreme’s portfolio of end-to-end, edge to cloud software-driven networking solutions. It expands Extreme’s technology leadership in Wi-Fi and NAC, adding cloud-managed Wi-Fi and NAC solutions to complement its on-premises Wi-Fi and NAC technology, driving Extreme deeper into key verticals and presenting numerous opportunities for cross-sell and up-sell within the combined portfolios. It also brings new SD-WAN capabilities to Extreme’s solutions mix. Now, customers and partners of Extreme and Aerohive will be able to mix and match a broader array of software, hardware, and services Elements to create networks that support their unique needs and that may be managed and automated from end-to-end – from the enterprise edge to the cloud – to advance their digital transformation efforts.

[1]	Cloud-Managed Networking Market Report – 2019, June 6, 2019, IHS Markit

Executive Viewpoints:

Ed Meyercord, President and CEO, Extreme Networks

“Closing our acquisition of Aerohive in just 45 days from initial announcement eliminates many execution risks and better positions us to transition customers smoothly. We are excited to bring Aerohive’s market leading cloud management, AI and ML, and SD-WAN capabilities to our customers and partners. We’re equally excited to introduce our extensive portfolio of edge-to-cloud solutions to the Aerohive customer and partner base. From a financial perspective, Aerohive’s platform is a critical component in our strategy to add subscription-oriented SaaS and cloud-based solutions that will enable us to drive recurring revenue and improved cash flow generation.”

Nabil Bukhari, Executive Vice President, Products

“Aerohive’s cloud management capabilities fit perfectly into our plans to marry cutting edge technology with an intuitive user experience, while reducing complexity and lowering operating expenses. Aerohive’s agile development methodologies and high performing teams will dramatically increase our speed of innovation, driving enhancements to existing solutions and development of new use cases as we continue to invest in the platform. In the near-term, our respective customers and partners can expect cloud management support for our wired switching portfolio and new intelligence and assurance applications.”

Chris DePuy, Founder and Technology Analyst, 650 Group

“The acquisition of Aerohive and its technology complements Extreme’s portfolio of edge to cloud solutions, enhancing its enterprise WLAN offerings with leading cloud management capabilities as the industry continues making the transition to cloud-based networking products and solutions. Extreme also acquires other products and services in exciting new growth markets, such as Enhanced Network Access Control (ENAC), which includes solutions that allow customers to better manage IoT and BYOD scenarios. By combing Aerohive into Extreme, Extreme will be one of only a handful of vendors that can offer a full campus solution.”

Details on Deal Close

Extreme’s tender offer by its wholly-owned subsidiary, Clover Merger Sub, Inc. (“Purchaser”), to purchase all outstanding stock of Aerohive Networks, Inc. (“Aerohive”; NYSE: HIVE) at an offer price of $4.45 expired as scheduled at midnight (New York City time) at the end of the day on Thursday, August 8, 2019. The tender offer was made pursuant to an Offer to Purchase, dated July 12, 2019, and in connection with the Agreement and Plan of Merger, dated June 26, 2019, by and among Extreme, Purchaser and Aerohive (the “Merger Agreement”), which Extreme and Aerohive previously announced on June 26, 2019.

Computershare Inc., the depositary for the tender offer, has advised Extreme that, as of the expiration of the tender offer, a total of 47,053,536 shares of Aerohive’s common stock were validly tendered in the tender offer representing approximately 81.14% of Aerohive’s then-outstanding shares. The Purchaser has accepted for payment all shares that were validly tendered prior to expiration of the tender offer, and payment for such shares will be made promptly, in accordance with the terms of the tender offer.

Extreme has effected the merger of the Purchaser with and into Aerohive, with Aerohive surviving as a wholly-owned subsidiary of Extreme, in accordance with the Merger Agreement. Pursuant to the Merger Agreement, each share of capital stock of Aerohive issued and outstanding immediately prior to the effective time of the merger (other than shares (i) that are owned by or held in the treasury of Aerohive, or owned by Extreme or any direct or indirect wholly-owned subsidiaries of Extreme or Aerohive or (ii) in respect of which appraisal rights were perfected in accordance with Section 262 of the General Corporation Law of the State of Delaware) not validly tendered and purchased in the tender offer were converted into the right to receive the same per-share price paid in the tender offer, without interest, subject to any withholding of taxes required by applicable law. Extreme intends to cause Aerohive’s common stock to be delisted from the NYSE MKT and deregistered under the Exchange Act.

About Extreme Networks

Extreme Networks, Inc. (EXTR) delivers software-driven solutions from the enterprise edge to the cloud that are agile, adaptive, and secure to enable digital transformation. Our 100% in-sourced services and support are number one in the industry. Even with 30,000 customers globally, including half of the Fortune 50 and some of the world’s leading names in business, hospitality, retail, transportation and logistics, education, government, healthcare and manufacturing, we remain nimble and responsive to ensure customer and partner success. We call this Customer-Driven Networking™. Founded in 1996, Extreme is headquartered in San Jose, California. For more information, visit Extreme’s website or call 1-888-257-3000.

About Aerohive Networks

Aerohive uses Cloud Management, Machine Learning, and Artificial Intelligence to radically simplify and secure the Access Network. Our Cloud-Managed Wireless, Switching, Routing, and Security technologies provide unrivalled flexibility in deployment, management, and licensing. Credited with pioneering Controller-less Wi-Fi and Cloud Management, Aerohive delivers continuous innovation at Cloud-speed that constantly challenges the industry norm, allowing customers to rethink what’s possible. Our innovations and global cloud footprint radically simplify Access Network operation for 30,000+ customers and 10+ million daily users. See how at www.aerohive.com/customers.

Aerohive was founded in 2006 and is headquartered in Milpitas, CA. For more information, please visit www.aerohive.com, call us at 408-510-6100, follow us on Twitter @Aerohive, subscribe to our blog, or become a fan on our Facebook page.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements about Extreme’s beliefs and expectations, statements about Extreme’s proposed acquisition of Aerohive, including expectations regarding the growth and success of the combined entity, Extreme’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs and other statements that are not historical facts. These forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which include, without limitation, risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for the acquired company and its products, including uncertainty of the expected financial performance of the acquired company and its products; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; and the possibility that if the acquired company does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Extreme’s shares could decline. For further details and a discussion of these and other risks and uncertainties, please see Extreme’s public filings with the Securities and Exchange Commission, including Extreme’s latest periodic reports on Form 10-K and 10-Q. Extreme does not undertake, and specifically disclaims, any obligation to publicly update or amend any forward-looking statement, whether as a result of new information, future events, or otherwise.

Extreme Networks and the Extreme Networks logo are trademarks or registered trademarks of Extreme Networks, Inc. in the United States and other countries. Other trademarks shown herein are the property of their respective owners.

Extreme Contacts:

Investor Relations	Media
Stan Kovler	Christi Nicolacopoulos
919-595-4196	603-952-5005
investor_relations@extremenetworks.com	pr@extremenetworks.com